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                                                                      EXHIBIT 11

             COLLABORATIVE CLINICAL RESEARCH, INC. AND SUBSIDIARIES

                        STATEMENT REGARDING COMPUTATION
                         OF NET INCOME (LOSS) PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                     Three Months
                                                    Ended March 31,
                                                   ------------------
                                                     1997      1996
                                                   -------    ------
Net income (loss)                                  $  (418)   $   56
                                                   =======    ======

Weighted average common shares outstanding           6,651     2,475
Net effect of dilutive common share options
     and dilutive common share warrants - Note A        --       483
Net effect of preferred share dividends - Note B        --       138
                                                   -------    ------
Shares used in calculation of net income
     (loss) per common share                         6,651     3,096
                                                   =======    ======

Net income (loss) per common share - Note C        $ (0.06)   $ 0.02
                                                   =======    ======


NOTE A - Common share options and warrants granted within a twelve month period preceding the Company's initial public offering are included as if they were outstanding for all periods presented, prior to the Company's initial public offering. The dilutive effect of all options outstanding was calculated using the treasury stock method.

NOTE B - Preferred share dividends declared within a twelve month period preceding the Company's initial public offering are included as if they were outstanding for all periods presented, prior to the Company's initial public offering. Preferred shares were converted into common shares upon completion of the initial public offering.

NOTE C - Fully diluted net income (loss) per common share has not been presented because the effect is either immaterial or anti-dilutive.